News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

For Immediate Release

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel and Motorola Showcase Enhancements to iDEN Technology

Nextel Confirms 2002 Guidance
Demonstration of Nextel’s Nationwide Direct Connect and 6:1 Vocoder

RESTON, Va. and PLANTATION, Fla. — December 17, 2002 –In a live Web cast, Nextel Communications Inc. (NASDAQ: NXTL) and Motorola Inc. (NYSE: MOT), will announce today updates regarding the companies’ plans to extend the efficiency, differentiation and longevity of the iDEN® digital wireless network.

     Nextel Executive Vice President and Chief Financial Officer Paul Saleh will kick off the technology update. According to Saleh, “By strategically investing in the iDEN platform, we’re able to provide an excellent wireless experience for our customers while generating a better return on our investment. This is a win for our customers, our employees, and our stockholders.”

     Nextel is working with Motorola on two significant technical projects– nearly doubling the voice capacity of Nextel’s interconnect network, and expanding the Direct Connect™ digital walkie-talkie feature to make it possible to conduct two-way radio calls nationwide. “We’re progressing on schedule, while exceeding our expectations for quality,” said Barry West, senior vice president and chief technical officer of Nextel.

     West states that Nextel has tested the next phase of Motorola’s voice coder software which will nearly double the capacity of the company’s wireless interconnect network, and the calls on the new software sound superb. Also referred to as a “6:1 voice coder” since it allows six cellular calls to be conducted concurrently over a single radio channel, the companies affirmed the new technology will be delivered on time in the first quarter of 2003, with third quarter commercial roll-out.

     “This cost-effective enhancement to our existing iDEN network brings Nextel what we believe is the most important benefit of 3G technology – voice capacity,” says West. “Other wireless carriers are forced to spend billions on entirely new platforms to achieve similar gains in capacity.”

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     Another milestone will be achieved today in the first publicly-demonstrated Direct Connect conversation to span multiple calling areas– from Nextel’s engineering facility in McLean, Va., to Motorola’s iDEN manufacturing plant in Plantation, Fla., — a distance of more than 1000 miles. Nextel Direct Connect®, allows Nextel customers to communicate instantly, at the push of a button, at a fraction of the cost of a cellular call. Currently all Nextel customers are able to use Direct Connect to reach other Nextel customers within their home calling areas. Coast-to-coast Nationwide Direct Connect is expected to be available to Nextel customers mid year 2003.

     During the Web cast, Motorola will provide an update for what’s to come in the next wireless phones for Nextel. “The next generation of Motorola iDEN phones which we will deliver to Nextel in 2003 will integrate the 6:1 vocoder, Assisted Global Positioning Services, and will have dramatically longer battery life,” said Bill Werner, senior vice president and general manager of iDEN Subscriber Group at Motorola. “These wireless phones will also make more efficient use of network capacity and spectrum, and they’ll have new features that are sure to captivate the business decision makers’ attention.”

     Commenting on business trends, according to Saleh, the company expects to meet its previous 2002 full-year guidance of approximately 1.9 million net additional subscribers, at least $3.1 billion in operating cash flow and less than $1.9 billion in capital expenditures, despite the competitive business climate.

     The conference will be Web cast on www.nextel.com, www.motorola.com and www.streetevents.com. This Web cast will be archived on these sites through December 24, 2002. Participants may also dial into (800) 705-0314 and enter pass code 561320 to listen to the conference from 9:00 a.m.-11:45 a.m. EST.

     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s and Motorola’s actual future experience involving any one or more of such matters and subject areas. Nextel and Motorola have attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from their current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the successful performance of these new technologies, timely development and delivery of these new technologies, economic conditions in currently existing and targeted markets, competitive conditions, market acceptance of these services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in reports filed with the SEC by Nextel and Motorola, including each of their annual reports on Form 10-K and subsequent quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel, and Motorola each expressly disclaim any duty to update the information herein.

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About Nextel
 Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

About Motorola and iDEN
 Motorola, Inc. (NYSE:MOT) is a global leader in providing integrated communications and embedded electronic solutions. Sales in 2001 were $30 billion.

iDEN handsets combine the capabilities of a digital wireless phone with “always on” Internet access, text pager, and two-way radio to enable users to instantly communicate with one or hundreds of individuals at the push of a button. For further information on iDEN handsets, visit www.motorola.com/iden.

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